Contact:	Joseph S. Podolski
Chief Executive Officer
(281) 719-3447

Repros Therapeutics Announces Settlement with Major Creditors

THE WOODLANDS, Texas, October 30, 2009 – Repros Therapeutics (NasdaqGM:RPRX) today announced that the Company has entered into a settlement agreement with its major creditors for the large majority of the debt incurred associated with the recently suspended Proellex® clinical program.

Previously the Company announced in early August 2009 that it had voluntarily suspended dosing of all patients in its Proellex clinical trials.  The FDA subsequently notified Repros that the Proellex program was placed on full clinical hold due to the observation of increased liver enzymes in a number of patients treated with Proellex.  These elevated liver enzyme observations occurred during the time that the Company was attempting to raise additional capital to fund its continued operations and the Proellex program in particular.  The liver enzyme issue resulted in a failure of the fund raising activity and led to a situation where the Company had more debt than cash.  If this situation were to remain unresolved, Repros would face bankruptcy.

The creditor settlement allows for Repros to repay ten of its major creditors a total of nearly $9 million of debt incurred during the execution of the Proellex clinical studies.  The creditors include clinical research organizations, clinical investigator sites, clinical laboratories and a manufacturer of clinical supplies.  Repros will repay the debt with a mixture of cash and unregistered stock.  The unregistered stock is priced at $1.10 which is the last transaction price of Repros stock at the close of regular trading on Thursday, October 29, 2009.  The settlement calls for $2,849,051 to be paid in cash and $6,054,233 to be paid in unregistered stock.  Repros will use its reasonable best efforts to register the stock in a timely fashion.  The settlement also provides for the dismissal with prejudice of pending lawsuits brought against Repros by creditors participating in the agreement.  In addition the Company is concurrently attempting to resolve claims from approximately another 60 smaller creditors that are owed a total of about $1.6 million.

Joseph Podolski, Repros CEO, commented, “The last few months have clearly been difficult times, not only for the Company and its shareholders, but also the Company’s creditors.  The creditor settlement and the recently announced NIH amendment provide us with the opportunity to seek to obtain value from the Proellex program.”  He further noted, “The creditor settlement is an important first step in addressing our balance sheet issues and allows us to continue our Androxal® program for the immediate future while we pursue additional financing and strategic options.  We have recently submitted a request for a Type C meeting with the FDA to discuss our latest findings for Androxal.”

Mr. Podolski continued: “We hope to determine with the FDA whether the previously reported preservation of fertility while being treated for secondary hypogonadism is a clinically relevant outcome which would allow for a clear clinical path for Androxal, an oral treatment that restores testicular function.  There can be no assurances that the FDA will deem fertility preservation during treatment as clinically relevant and sufficient to support efficacy of the drug.  Previously Repros showed Androxal to be non inferior to Androgel when comparing circulating testosterone levels.  Androgel is a topical testosterone gel and the leading testosterone treatment with reported US sales of over $400 million.  Unlike Androgel or exogenous testosterone treatments in general, Androxal does not suppress the hypothalamic-pituitary-testes axis as evidenced by secretion of normal pituitary hormones as well as normalization of testicular production of testosterone and sperm when hypogonadal men are administered Androxal.”

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to raise needed additional capital in the immediate future in order for it to continue its operations on acceptable terms or at all, to settle or otherwise resolve its outstanding liabilities resulting from the Proellex clinical trials recently put on clinical hold,  to successfully defend itself against the recently-filed class action complaints, to continue to maintain its listing on any Nasdaq trading market, whether a clear clinical path for Androxal can be realized, the eventual outcome of the recent discussions and correspondence with the FDA regarding the Proellex clinical trials currently on clinical hold and  whether clinical trials of Proellex may be resumed, whether any safe and effective dose for Proellex can be determined, whether the NIH license for Proellex can be maintained, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.